Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR 2020

~ Diluted Earnings per Share Increased 310% to $2.13 vs. $0.52 ~
~ Consolidated Net Sales Increased 7.2% to $6.77 Billion ~
~ Same-Store Sales: Enterprise +4.9%; Family Dollar +8.1%; Dollar Tree +2.4% ~
~ Introduces Combination Store Concept, Comprised of Both Brands, to Serve Small Towns ~
~ Board of Directors Increases Share Repurchase Authorization by $2.0 Billion ~

CHESAPEAKE, Va.—March 3, 2021—Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its fourth quarter and fiscal year ended January 30, 2021. Also, on March 2, 2021, Dollar Tree’s Board of Directors increased the Company’s share repurchase authorization by $2.0 billion. Under the authorization, purchases may be made in the open market or through privately negotiated transactions subject to market and other conditions. The authorization has no expiration date.
“I am very pleased with the team’s operating performance for the fourth quarter, highlighted by a solid same-store sales increase, improved gross margin and expense leverage,” stated Michael Witynski, President and Chief Executive Officer. “Furthermore, Dollar Tree has completed the rollout of the expanded Crafter’s Square assortment to all U.S. stores and has begun the expansion of our Dollar Tree Plus! initiative to a total of 500 stores, as announced last quarter. At Family Dollar, we have partnered nationally with Instacart, are continuing to see strong results from our H2 stores, and we are thrilled to introduce a new Combination Store format that performed extremely well in nearly 50 small towns and rural communities during fiscal 2020.”
Fourth Quarter Results
Consolidated net sales increased 7.2% to $6.77 billion from $6.32 billion in the prior year’s fourth quarter. Enterprise same-store sales increased 4.9% on a constant currency basis (or 5.0% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for Family Dollar increased 8.1%. Dollar Tree same-store sales increased 2.4%.
Gross profit increased 9.8% to $2.15 billion in the quarter compared to the prior year’s fourth quarter. Gross margin was 31.8%, compared to 31.0% in the prior year’s quarter. The 80 basis point improvement was driven by sales mix, reduced markdowns, leverage on occupancy costs from strong same-store sales, and shrink results, partially offset by higher freight and distribution costs.
Selling, general and administrative expenses were 21.7% of net sales, compared to 27.1% of net sales in the prior year's fourth quarter. The prior year’s quarter included a $313.0 million non-cash pre-tax and after-tax goodwill impairment charge and an $18.0 million charge to the litigation reserve. Excluding these items from the prior year’s quarter, selling, general and administrative expenses improved 20 basis points from the adjusted 21.9% of net sales. The improvement was driven by expense leverage from stronger same-store sales, partially offset by COVID-19 costs of $17.2 million, or 25 basis points, related to payroll, field management bonuses and store cleaning/PPE supplies.
Operating income for the quarter improved 173% to $681.6 million, compared with $249.4 million in the same period last year and operating income margin was 10.1%, compared to 3.9% in the prior year’s quarter. Excluding the goodwill impairment charge and the charge to the litigation reserve from the prior year’s quarter, operating income margin improved 90 basis points from the adjusted 9.2%. The fourth quarter of 2020 included total incremental operating costs of $24.8 million, or $0.08 per diluted share, for COVID-19-related expenses. These incremental costs by segment were $13.8 million for Dollar Tree, $10.6 million for Family Dollar and $0.4 million for Corporate, Support and Other.

Net income in the fourth quarter was $502.8 million and diluted earnings per share increased 310% to $2.13, compared to $0.52 in the prior year’s quarter. The fourth quarter of fiscal 2019 included several discrete charges outlined in the Reconciliation of Non-GAAP Financial Measures within the tables of this earnings release. Excluding the discrete charges, diluted earnings per share increased 19.0%, compared to the adjusted $1.79.
The Company repurchased 1,828,174 shares during the quarter for $200 million. Following a $2.0 billion increase in its share repurchase authorization, combined with $400 million remaining on its prior authorization, the Company now has a $2.4 billion share repurchase authorization.
During the quarter, the Company opened 124 new stores, expanded or relocated 11 stores, and closed 45 stores. Additionally, the Company completed 106 Family Dollar store renovations. Retail selling square footage at year-end was approximately 125.1 million square feet.
Full Year Fiscal 2020 Results
Consolidated net sales increased 8.0% to $25.51 billion from $23.61 billion in the prior year. Enterprise same-store sales increased 6.1% on a constant currency basis (or 6.0% when adjusted to include the impact of Canadian currency fluctuations), when compared to the prior year. Same-store sales for Family Dollar increased 10.5%. Dollar Tree same-store sales increased 2.2%.
Gross profit increased 10.6% to $7.79 billion. Gross margin improved 70 basis points to 30.5%, compared to 29.8% in the prior year. Fiscal 2020 included $36.3 million, or 15 basis points, related to COVID-19 costs.
Selling, general and administrative expenses were 23.1% of net sales, compared to 24.5% of net sales in 2019. Excluding the $313.0 million goodwill impairment charge and the $18.0 million charge to the litigation reserve from the prior year, selling, general and administrative expenses were unchanged when compared to the adjusted 23.1% of net sales. Fiscal 2020 included $242.8 million, or 1.0% of net sales, in COVID-19-related costs.
Operating income for the year improved 49.6% to $1.89 billion, compared with $1.26 billion in the prior year and operating income margin was 7.4%, compared to 5.3% for fiscal 2019. Excluding the goodwill impairment charge, the charge to the litigation reserve and $6.7 million in accelerated rent from the prior year, operating income margin improved 60 basis points from the adjusted 6.8% of net sales. Fiscal 2020 included total incremental operating costs of $279 million, or $0.90 per diluted share, for COVID-19-related expenses. These incremental costs by segment were $161.1 million for Dollar Tree, $115.5 million for Family Dollar and $2.4 million for Corporate, Support and Other.
Net income for fiscal 2020 was $1.34 billion and diluted earnings per share increased 62.8% to $5.65, compared to $3.47 in the prior year. Fiscal 2019 included a number of discrete charges outlined in the Reconciliation of Non-GAAP Financial Measures within the tables of this earnings release. Excluding the discrete charges, diluted earnings per share increased 18.7%, compared to the adjusted $4.76.
In fiscal 2020, the Company repurchased 3,982,478 shares for $400 million.
New Combination Store Format Introduced for Small Towns
The combination of Dollar Tree and Family Dollar affords the Company a transformational opportunity to serve more customers in all types of markets. Bringing together both the Dollar Tree and Family Dollar brands, the Company has developed a Combination Store to serve small towns across the country. The Company is combining Family Dollar’s great value and assortment with Dollar Tree’s “thrill of the hunt” and fixed price-point – creating a new strategic store format targeted for small towns and rural communities with populations of 3,000 to 4,000. These are markets where the Company would traditionally not open a Dollar Tree store alone.
The Company opened its first Combination Store in late 2019, followed by two additional test stores in early 2020. Closely analyzing the store performance and customer feedback, and utilizing its learnings, the Company refined the concept. Between July 2020 and calendar year-end, the Company opened 32 additional Combination Stores, and is currently operating nearly 50 of these stores.
Compared to other Family Dollar stores located in small markets, these Combination Stores are delivering a same-store sales lift of greater than 20% on average. The Combination Stores are more productive, delivering higher gross margins and are better leveraging store expenses. H2 stores and Combination Stores will both be part of the Family Dollar new store and renovation strategy moving forward.

A three-minute video, along with photos, introducing the new Combination Stores can be viewed at: www.FamilyDollar.com/ComboStores.
“We are extremely pleased with our customers’ response to the new Combination Store concept. As I have said in the past, we will continue to refine our strategic store formats so that we are able to better serve customers, while improving store productivity, margins and returns,” added Witynski. “We want formats that leverage the best of the Dollar Tree and Family Dollar brands to serve customers in all types of geographic markets. We believe we can continue to change, evolve and improve.”
Company Outlook and Liquidity
Due to expectation of continued volatility and uncertainty related to the COVID-19 pandemic and other macroeconomic factors, the Company is not issuing updated sales and earnings guidance at this time.
At the end of fiscal 2020, the Company paid off a $300 million legacy Family Dollar note. Outstanding debt, as of January 30, 2021 was $3.25 billion. The Company ended fiscal 2020 with $1.4 billion in cash and cash equivalents on its balance sheet and expects capital expenditures for fiscal 2021 will total approximately $1.2 billion. A majority of the excess cash flow generated may be dedicated to share repurchases under the Company’s $2.4 billion authorization.
For fiscal 2021, the Company plans to open 600 new stores and to renovate 1,250 Family Dollar stores. The new stores are expected to consist of 400 Dollar Tree stores and 200 Family Dollar stores. The new Family Dollar stores will be comprised of H2 and Combination Store formats, based upon market locations.
“Our teams worked incredibly hard throughout the unique and challenging environment presented to us in fiscal 2020. I could not be more proud of our teams’ commitment, dedication and focus,” Witynski concluded. “As we look ahead, we believe our proven strategic store formats, accelerated store growth plan, 1,250 planned store renovations for the year, several key sales- and traffic-driving initiatives, and a robust balance sheet will enable us to deliver long-term value for each of our stakeholders – customers, associates, suppliers, and shareholders.”
Conference Call Information
On Wednesday, March 3, 2021, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 866-548-4713. A recorded version of the call will be available until midnight Tuesday, March 9, 2021, and may be accessed by dialing 888-203-1112. The access code is 6657361. A webcast of the call is accessible through Dollar Tree's website and will remain online through Tuesday, March 9, 2021.
Dollar Tree, a Fortune 200 Company, operated 15,685 stores across 48 states and five Canadian provinces as of January 30, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our expectations of continued volatility and uncertainty related to the COVID-19 pandemic; our plans relating to new store openings; our expectations regarding capital expenditures and share repurchases for fiscal 2021; our plans and expectations concerning various store format initiatives, including our new Combination Stores and Family Dollar H2 renovations; the expansion of our Dollar Tree Plus! initiative; our plans and expectations regarding the development of additional new strategic store formats; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	13 Weeks Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$6,767.9	$6,315.3	$25,509.3	$23,610.8

Cost of sales	4,615.1	4,354.8	17,721.0	16,570.1

Gross profit	2,152.8	1,960.5	7,788.3	7,040.7
	31.8%	31.0%	30.5%	29.8%

Selling, general & administrative expenses, excluding Goodwill impairment	1,471.2	1,398.1	5,900.4	5,465.5
	21.7%	22.1%	23.1%	23.2%

Goodwill impairment	—	313.0	—	313.0
	—%	5.0%	—%	1.3%

Selling, general & administrative expenses	1,471.2	1,711.1	5,900.4	5,778.5
	21.7%	27.1%	23.1%	24.5%

Operating income	681.6	249.4	1,887.9	1,262.2
	10.1%	3.9%	7.4%	5.3%

Interest expense, net	34.2	39.2	147.3	162.1
Other expense, net	—	0.7	0.8	1.4

Income before income taxes	647.4	209.5	1,739.8	1,098.7
	9.6%	3.3%	6.8%	4.7%

Provision for income taxes	144.6	86.5	397.9	271.7
Income tax rate	22.3%	41.3%	22.9%	24.7%

Net income	$502.8	$123.0	$1,341.9	$827.0
	7.4%	1.9%	5.3%	3.5%

Net earnings per share:
Basic	$2.14	$0.52	$5.68	$3.49
Weighted average number of shares	234.6	236.7	236.4	237.2

Diluted	$2.13	$0.52	$5.65	$3.47
Weighted average number of shares	235.9	237.5	237.3	238.3

The information for the year ended February 1, 2020 was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which included the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company plans to close. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

In the fourth quarter of 2019 the Company performed a goodwill impairment test which reflected that the fair value of the Family Dollar business was lower than the carrying value resulting in a $313.0 million non-cash pre-tax and after-tax goodwill impairment charge.

In the fourth quarter of 2019, the Company recorded an $18.0 million charge to its litigation reserve.

In the fourth quarter of 2019, the Company evaluated its foreign net operating loss carryforwards and determined that it expects to utilize the carryforwards for which the Company previously had provided a valuation allowance. The effect of the reduction of the valuation allowance is $24.6 million.

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share (EPS)

	13 Weeks Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net income (GAAP)	$502.8	$123.0	$1,341.9	$827.0
Gross profit adjustment:
Accelerated rent expense	—	—	—	6.7
SG&A adjustments:
Goodwill impairment	—	313.0	—	313.0
Litigation reserve	—	18.0	—	18.0
Interest expense adjustment:
Deferred financing costs acceleration	—	0.3	—	0.3
Total adjustments	—	331.3	—	338.0
Provision for income taxes on adjustments	—	(4.4)	—	(6.0)
Valuation allowance reversal	—	(24.6)	—	(24.6)
Adjusted Net income (Non-GAAP)	$502.8	$425.3	$1,341.9	$1,134.4

Diluted earnings per share (GAAP)	$2.13	$0.52	$5.65	$3.47
Valuation allowance reversal and Adjustments, net of tax	—	1.27	—	1.29
Adjusted Diluted EPS (Non-GAAP)	$2.13	$1.79	$5.65	$4.76

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income

	13 Weeks Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Operating income (GAAP)	$681.6	$249.4	$1,887.9	$1,262.2
Gross profit adjustment:
Accelerated rent expense	—	—	—	6.7
SG&A adjustments:
Goodwill impairment	—	313.0	—	313.0
Litigation reserve	—	18.0	—	18.0
Total adjustments	—	331.0	—	337.7
Adjusted Operating income (Non-GAAP)	$681.6	$580.4	$1,887.9	$1,599.9

Reconciliation of Adjusted Operating Income - Dollar Tree Segment

	13 Weeks Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Operating income (GAAP)	$591.5	$564.3	$1,598.0	$1,670.2
SG&A adjustment:
Litigation reserve	—	3.6	—	3.6
Adjusted Operating income (Non-GAAP)	$591.5	$567.9	$1,598.0	$1,673.8

Reconciliation of Adjusted Operating Income - Family Dollar Segment

	13 Weeks Ended		Year Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Operating income (loss) (GAAP)	$183.6	$(238.9)	$655.6	$(74.9)
Gross profit adjustment:
Accelerated rent expense	—	—	—	6.7
SG&A adjustments:
Goodwill impairment	—	313.0	—	313.0
Litigation reserve	—	14.4	—	14.4
Total adjustments	—	327.4	—	334.1
Adjusted Operating income (Non-GAAP)	$183.6	$88.5	$655.6	$259.2

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended				Year Ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
	(Unaudited)		(Unaudited)		(Unaudited)		(a)
Net sales:
Dollar Tree	$3,707.4		$3,516.5		$13,265.0		$12,507.9
Family Dollar	3,059.9		2,798.8		12,243.4		11,102.9
Corporate, support and Other (b)	0.6		—		0.9		—
Total net sales	$6,767.9		$6,315.3		$25,509.3		$23,610.8

Gross profit:
Dollar Tree	$1,337.0	36.1%	$1,272.2	36.2%	$4,543.8	34.3%	$4,342.9	34.7%
Family Dollar	815.2	26.6%	688.3	24.6%	3,243.6	26.5%	2,697.8	24.3%
Corporate, support and Other (b)	0.6	100.0%	—	—%	0.9	100.0%	—	—%
Total gross profit	$2,152.8	31.8%	$1,960.5	31.0%	$7,788.3	30.5%	$7,040.7	29.8%

Operating income (loss):
Dollar Tree	$591.5	16.0%	$564.3	16.0%	$1,598.0	12.0%	$1,670.2	13.4%
Family Dollar	183.6	6.0%	(238.9)	(8.5%)	655.6	5.4%	(74.9)	(0.7%)
Corporate, support and Other (b)	(93.5)	(1.4%)	(76.0)	(1.2%)	(365.7)	(1.4%)	(333.1)	(1.4%)
Total operating income	$681.6	10.1%	$249.4	3.9%	$1,887.9	7.4%	$1,262.2	5.3%

	13 Weeks Ended						Year Ended
	January 30, 2021			February 1, 2020			January 30, 2021			February 1, 2020
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,741	7,865	15,606	7,447	7,815	15,262	7,505	7,783	15,288	7,001	8,236	15,237
New stores	79	45	124	62	50	112	341	156	497	348	170	518
Re-bannered stores (c)	(1)	1	—	10	(1)	9	(4)	5	1	200	(200)	—
Closings	(14)	(31)	(45)	(14)	(81)	(95)	(37)	(64)	(101)	(44)	(423)	(467)
Ending	7,805	7,880	15,685	7,505	7,783	15,288	7,805	7,880	15,685	7,505	7,783	15,288
Selling Square Footage (in millions)	67.4	57.7	125.1	64.6	56.7	121.3	67.4	57.7	125.1	64.6	56.7	121.3
Growth Rate (Square Footage)	4.3%	1.8%	3.1%	7.1%	(5.2%)	1.0%	4.3%	1.8%	3.1%	7.1%	(5.2%)	1.0%

(a) The information for the year ended February 1, 2020 was derived from the audited consolidated financial statements as of that date.
(b) Corporate, support and Other revenue consists of rental income from our Summit Pointe property.
(c) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	January 30,	February 1,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$1,416.7	$539.2
Merchandise inventories	3,427.0	3,522.0
Other current assets	207.1	208.2
Total current assets	5,050.8	4,269.4

Property, plant and equipment, net	4,116.3	3,881.8
Restricted cash	46.9	46.8
Operating lease right-of-use assets	6,324.1	6,225.0
Goodwill	1,984.4	1,983.3
Trade name intangible asset	3,100.0	3,100.0
Deferred tax asset	23.2	24.4
Other assets	50.3	43.9

Total assets	$20,696.0	$19,574.6

Current portion of long-term debt	$—	$250.0
Current portion of operating lease liabilities	1,348.2	1,279.3
Accounts payable	1,480.5	1,336.5
Income taxes payable	86.3	62.7
Other current liabilities	815.3	618.0
Total current liabilities	3,730.3	3,546.5

Long-term debt, net, excluding current portion	3,226.2	3,522.2
Operating lease liabilities, long-term	5,065.5	4,979.5
Deferred income taxes, net	1,013.5	984.7
Income taxes payable, long-term	22.6	28.9
Other liabilities	352.6	258.0

Total liabilities	13,410.7	13,319.8

Shareholders' equity	7,285.3	6,254.8

Total liabilities and shareholders' equity	$20,696.0	$19,574.6

The February 1, 2020 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	January 30,	February 1,
	2021	2020
	(Unaudited)

Cash flows from operating activities:
Net income	$1,341.9	$827.0
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	—	313.0
Depreciation and amortization	686.6	645.4
Provision for deferred income taxes	30.7	9.1
Stock-based compensation expense	83.9	61.4
Amortization of debt discount and debt-issuance costs	4.0	6.9
Other non-cash adjustments to net income	19.0	24.5
Changes in operating assets and liabilities	550.2	(17.5)
Total adjustments	1,374.4	1,042.8
Net cash provided by operating activities	2,716.3	1,869.8

Cash flows from investing activities:
Capital expenditures	(898.8)	(1,034.8)
Proceeds from governmental grant	—	16.5
Proceeds from (payments for) fixed asset disposition	9.1	(1.9)
Net cash used in investing activities	(889.7)	(1,020.2)

Cash flows from financing activities:
Principal payments for long-term debt	(550.0)	(500.0)
Proceeds from revolving credit facility	750.0	—
Repayments of revolving credit facility	(750.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	17.0	15.2
Cash paid for taxes on exercises/vesting of stock-based compensation	(16.9)	(25.0)
Payments for repurchase of stock	(400.0)	(200.0)
Net cash used in financing activities	(949.9)	(709.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.9	(0.5)
Net increase in cash, cash equivalents and restricted cash	877.6	139.3
Cash, cash equivalents and restricted cash at beginning of period	586.0	446.7
Cash, cash equivalents and restricted cash at end of period	$1,463.6	$586.0

The February 1, 2020 information was derived from the audited consolidated financial statements as of that date.